The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 24, 2020.

Preliminary Pricing Supplement No. F1189 To Product Supplement No. I-A dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 August 24, 2020
Financial Products
$ Autocallable Reverse Convertible Digital Securities due August 28, 2023 Linked to the Performance of the Lowest Performing of Three Underlyings
•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal or delivery of securities at maturity and do not provide for any payment of interest.

•	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and investors will receive a cash payment equal to the principal amount of securities they hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date, as set forth below.

•	If the securities are not automatically redeemed and the Final Level of each Underlying is equal to or greater than its Knock-In Level, for each $1,000 principal amount of securities investors hold, investors will receive a Redemption Amount of $1,000 multiplied by the sum of one plus the Fixed Payment Percentage of 36%. However, investors will not participate in any appreciation of any Underlying beyond the Fixed Payment Percentage.

•	If the securities have not been automatically redeemed and a Knock-In Event has occurred, for each $1,000 principal amount of securities investors hold, investors will receive shares of the Lowest Performing Underlying with a value likely to be less than $500 per $1,000 principal amount of the securities, subject to our option to deliver cash instead. You could lose your entire investment.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying, (ii) accept the risks of owning equities in general and the Lowest Performing Underlying in particular and (iii) if a Knock-In Event has occurred, lose a significant portion or all of their investment.

•	Senior unsecured obligations of Credit Suisse maturing August 28, 2023. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities is expected to be determined on or about August 24, 2020 (the “Trade Date”), and the securities are expected to settle on or about August 27, 2020 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 12 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $991.50 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $8.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $900 and $991.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

August    , 2020

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Reference Share Issuer:	For each Underlying, the issuer of such Underlying.
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For additional information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level	Knock-In Level
	Common stock of Apple Inc.	AAPL UW <Equity>	$473.10	$236.55 (50% of Initial Level)
	Common stock of Intel Corporation	INTC UW <Equity>	$49.17	$24.585 (50% of Initial Level)
	Common stock of Amazon.com, Inc.	AMZN UW <Equity>	$3,297.37	$1,648.685 (50% of Initial Level)
Automatic Redemption:

If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and, for each $1,000 principal amount of securities you hold, you will receive a cash payment equal to $1,000 plus the Automatic Redemption Premium applicable to that Trigger Observation Date. Payment will be made in respect of such automatic redemption on the immediately following Automatic Redemption Date, and no further payments on the securities will be made.

	For each Underlying, the Trigger Observation Dates, Automatic Redemption Dates and expected Trigger Levels applicable to each Trigger Observation Date are set forth in the table below. The Automatic Redemption Dates are as set forth in the table below, or the next business day if such day is not a business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The Trigger Observation Dates and Automatic Redemption Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Underlying	Ticker	Trigger Observation Date	Automatic Redemption Date	Trigger Level
Common stock of Apple Inc.	AAPL UW <Equity>	November 23, 2020	November 27, 2020	$473.10 (100% of Initial Level)
Common stock of Intel Corporation	INTC UW <Equity>			$49.17 (100% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$3,297.37 (100% of Initial Level)
Common stock of Apple Inc.	AAPL UW <Index>	February 23, 2021	February 26, 2021	$451.57395 (95.45% of Initial Level)
Common stock of Intel Corporation	INTC UW <Index>			$46.932765 (95.45% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$3,147.339665 (95.45% of Initial Level)
Common stock of Apple Inc.	AAPL UW <Equity>	May 21, 2021	May 26, 2021	$430.09521 (90.91% of Initial Level)
Common stock of Intel Corporation	INTC UW <Equity>			$44.700447 (90.91% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$2,997.639067 (90.91% of Initial Level)
Common stock of Apple Inc.	AAPL UW <Equity>	August 23, 2021	August 26, 2021	$408.56916 (86.36% of Initial Level)
Common stock of Intel Corporation	INTC UW <Equity>			$42.463212 (86.36% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$2,847.608732 (86.36% of Initial Level)
Common stock of Apple Inc.	AAPL UW <Equity>	November 22, 2021	November 26, 2021	$387.09042 (81.82% of Initial Level)
Common stock of Intel Corporation	INTC UW <Equity>			$40.230894 (81.82% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$2,697.908134 (81.82% of Initial Level)
Common stock of Apple Inc.	AAPL UW <Equity>	February 23, 2022	February 28, 2022	$365.56437 (77.27% of Initial Level)
Common stock of Intel Corporation	INTC UW <Equity>			$37.993659 (77.27% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$2,547.877799 (77.27% of Initial Level)

Common stock of Apple Inc.	AAPL UW <Equity>	May 23, 2022	May 26, 2022	$344.08563 (72.73% of Initial Level)
Common stock of Intel Corporation	INTC UW <Equity>			$35.761341 (72.73% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$2,398.177201 (72.73% of Initial Level)
Common stock of Apple Inc.	AAPL UW <Equity>	August 23, 2022	August 26, 2022	$322.55958 (68.18% of Initial Level)
Common stock of Intel Corporation	INTC UW <Equity>			$33.524106 (68.18% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$2,248.146866 (68.18% of Initial Level)
Common stock of Apple Inc.	AAPL UW <Equity>	November 22, 2022	November 28, 2022	$301.08084 (63.64% of Initial Level)
Common stock of Intel Corporation	INTC UW <Equity>			$31.291788 (63.64% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$2,098.446268 (63.64% of Initial Level)
Common stock of Apple Inc.	AAPL UW <Equity>	February 22, 2023	February 27, 2023	$279.55479 (59.09% of Initial Level)
Common stock of Intel Corporation	INTC UW <Equity>			$29.054553 (59.09% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$1,948.415933 (59.09% of Initial Level)
Common stock of Apple Inc.	AAPL UW <Equity>	May 23, 2023	May 26, 2023	$258.07605 (54.55% of Initial Level)
Common stock of Intel Corporation	INTC UW <Equity>			$26.822235 (54.55% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>			$1,798.715335 (54.55% of Initial Level)

Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of each Underlying on such Trigger Observation Date is equal to or greater than its Trigger Level.
Automatic Redemption Premium:	For each $1,000 principal amount of securities you hold:

• Expected to be $30 (to be determined on the Trade Date) if a Trigger Event occurs on the first Trigger Observation Date

• Expected to be $60 (to be determined on the Trade Date) if a Trigger Event occurs on the second Trigger Observation Date

• Expected to be $90 (to be determined on the Trade Date) if a Trigger Event occurs on the third Trigger Observation Date

• Expected to be $120 (to be determined on the Trade Date) if a Trigger Event occurs on the fourth Trigger Observation Date

• Expected to be $150 (to be determined on the Trade Date) if a Trigger Event occurs on the fifth Trigger Observation Date

• Expected to be $180 (to be determined on the Trade Date) if a Trigger Event occurs on the sixth Trigger Observation Date

• Expected to be $210 (to be determined on the Trade Date) if a Trigger Event occurs on the seventh Trigger Observation Date

• Expected to be $240 (to be determined on the Trade Date) if a Trigger Event occurs on the eighth Trigger Observation Date

• Expected to be $270 (to be determined on the Trade Date) if a Trigger Event occurs on the ninth Trigger Observation Date

• Expected to be $300 (to be determined on the Trade Date) if a Trigger Event occurs on the tenth Trigger Observation Date

• Expected to be $330 (to be determined on the Trade Date) if a Trigger Event occurs on the eleventh Trigger Observation Date

Physical Delivery Amount:	The Physical Delivery Amount per $1,000 principal amount of securities is a number of shares of the Lowest Performing Underlying rounded down to the nearest whole number and equal to the product of (i) $1,000 divided by the Initial Level of the Lowest Performing Underlying and (ii) the applicable share adjustment factor. Each share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the relevant product supplement. In lieu of any fractional shares in respect of the Physical Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Level of the Lowest Performing Underlying. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. Therefore, if the Initial Level of the Lowest Performing Underlying is greater than $1,000, the Redemption Amount will be paid in cash, unless the share adjustment factor increases by an amount sufficient to result in the delivery of at least one share. The Physical Delivery Amount (together with any cash amount paid in lieu of fractional shares) will be determined for each $1,000 principal amount of securities you hold. At our election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of (i) $1,000 divided by the Initial Level of the Lowest Performing Underlying and (ii) the Final Level of the Lowest Performing Underlying. If we exercise our option to deliver cash, we will give notice of our election at least one business day before the Valuation Date.
Fixed Payment Percentage:	36%
Redemption Amount:	If these securities have not been previously automatically redeemed, at maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the cash or shares to be paid or delivered will be determined as follows:
•

a Knock-In Event has not occurred, a cash payment equal to the product of (i) $1,000 and (ii) the sum of one plus the Fixed Payment Percentage.

The maximum payment on the securities, based on the Fixed Payment Percentage of 36%, is $1,360 per $1,000 principal amount of securities.

• a Knock-In Event has occurred, the Physical Delivery Amount, plus a cash amount in respect of any fractional share, subject to our election to pay cash instead as noted in “Physical Delivery Amount” above.
If a Knock-In Event has occurred, you could receive the shares of the Lowest Performing Underlying with a value likely to be less than $500. You could lose your entire investment.
Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.
Underlying Return:	For each Underlying, an amount calculated as follows:
Final Level – Initial Level Initial Level

Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Knock-In Event:	A Knock-In Event will occur if the Final Level of any Underlying is less than its Knock-In Level.
Strike Date:	August 20, 2020
Initial Level:	For each Underlying, the closing level of such Underlying on the Strike Date, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	August 23, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	August 28, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22550MJD2

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I−A dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011953/dp130590_424b2-ps1a.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts

The tables and examples below illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a range of scenarios. The tables and examples assume (i) the Automatic Redemption Premiums are as set forth in “Key Terms” herein, (ii) the Knock-In Level for each Underlying is 50% of the Initial Level of such Underlying, (iii) the Fixed Payment Percentage is 36%, (iv) the hypothetical Initial Level of the Lowest Performing Underlying is $50, (v) a share adjustment factor of 1.0 and (vi) if the Physical Delivery Amount is to be delivered at maturity, we do not exercise our right to pay cash instead of the Physical Delivery Amount. The actual Automatic Redemption Premiums, Fixed Payment Percentage, Initial Levels and Knock-In Levels are set forth in “Key Terms” herein.

The examples are intended to illustrate hypothetical calculations of the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable, and are provided for illustration purposes only. The actual payment upon Automatic Redemption or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will receive will depend on several variables, including, but not limited to (a) whether the closing level of each Underlying is equal to or greater than its Trigger Level on any Trigger Observation Date, (b) the Final Level of each Underlying and (c) whether a Knock-In Event has occurred. It is not possible to predict whether a Trigger Event or a Knock-In Event will occur, and in the event that the securities are not automatically redeemed and there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. If a Trigger Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date and no further payments will be made in respect of the securities.

You will not participate in the appreciation in any Underlying beyond the Automatic Redemption Premium or Fixed Payment Percentage, as applicable. You should consider carefully whether the securities are suitable to your investment goals. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: The securities are not automatically redeemed.

Underlying Return of the Lowest Performing Underlying	Return on the Securities*	Redemption Amount*
100%	36%	$1,360
90%	36%	$1,360
80%	36%	$1,360
70%	36%	$1,360
60%	36%	$1,360
50%	36%	$1,360
40%	36%	$1,360
30%	36%	$1,360
20%	36%	$1,360
10%	36%	$1,360
0%	36%	$1,360
−10%	36%	$1,360
−20%	36%	$1,360
−30%	36%	$1,360
−40%	36%	$1,360
−50%	36%	$1,360
−51%	−51%	20 shares
−60%	−60%	20 shares
−70%	−70%	20 shares
−80%	−80%	20 shares
−90%	−90%	20 shares
−100%	−100%	20 shares

*If shares are delivered, the Redemption Amount will be comprised of a number of shares plus a cash amount in lieu of any fractional shares. The value of the shares delivered at maturity will depend on the value of the Lowest Performing Underlying at the time of delivery. Therefore the return on the securities may differ from and may be lower than the percentage change in the level of the Lowest Performing Underlying from its Initial Level to its Final Level. See “Selected Risk Considerations—The value of the Physical Delivery Amount could be less on the Maturity Date than on the Valuation Date” herein.

TABLE 2: The securities are automatically redeemed.

Trigger Observation Date on which a Trigger Event occurs	Automatic Redemption Premium applicable to the Trigger Observation Date	Cash payment per $1,000 principal amount of securities
First Trigger Observation Date	$30	$1,030
Second Trigger Observation Date	$60	$1,060
Third Trigger Observation Date	$90	$1,090
Fourth Trigger Observation Date	$120	$1,120
Fifth Trigger Observation Date	$150	$1,150
Sixth Trigger Observation Date	$180	$1,180
Seventh Trigger Observation Date	$210	$1,210
Eighth Trigger Observation Date	$240	$1,240
Ninth Trigger Observation Date	$270	$1,270
Tenth Trigger Observation Date	$300	$1,300
Eleventh Trigger Observation Date	$330	$1,330

Example 1: The closing level of each Underlying on the first Trigger Observation Date is equal to or greater than its Trigger Level.

Underlying	Closing level on the first Trigger Observation Date	Closing levels on the second through eleventh Trigger Observation Dates	Final Level
AAPL	Greater than Trigger Level	N/A	N/A
INTC	Equal to Trigger Level	N/A	N/A
AMZN	Equal to Trigger Level	N/A	N/A

Because the closing level of each Underlying is equal to or greater than its Trigger Level on the first Trigger Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the first Trigger Observation Date:

= $1,000 + $30 = $1,030

Example 2: The securities are not automatically redeemed on the first Trigger Observation Date and the closing level of each Underlying on the second Trigger Observation Date is equal to or greater than its Trigger Level.

Underlying	Closing level on the first Trigger Observation Date	Closing level on the second Trigger Observation Date	Closing levels on the third through eleventh Trigger Observation Dates	Final Level
AAPL	Less than Trigger Level	Greater than Trigger Level	N/A	N/A
INTC	Less than Trigger Level	Equal to Trigger Level	N/A	N/A
AMZN	Less than Trigger Level	Equal to Trigger Level	N/A	N/A

Because the closing level of each Underlying is equal to or greater than its Trigger Level on the second Trigger Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the second Trigger Observation Date:

= $1,000 + $60 = $1,060

Example 3: The securities are not automatically redeemed; the Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Closing level on each Trigger Observation Date	Final Level
AAPL	Various (all less than Trigger Level)	115% of Initial Level
INTC	Various (all greater than Trigger Level)	105% of Initial Level
AMZN	Various (all greater than Trigger Level)	130% of Initial Level

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred and the Redemption Amount is determined as follows:

Redemption Amount	=	$1,000 × (1 + Fixed Payment Percentage)
	=	$1,000 × 1.36
	=	$1,360

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Knock-In Level, investors will receive a Redemption Amount of $1,360 per $1,000 principal amount of securities. Even though the Final Level of the Lowest Performing Underlying is greater than its Initial Level, the return on the securities will not exceed the Fixed Payment Percentage.

Example 4: The securities are not automatically redeemed; A Knock-In Event has not occurred because the Final Level of the Lowest Performing Underlying is less than its Initial Level but greater than its Knock-In Level.

Underlying	Closing level on each Trigger Observation Date	Final Level
AAPL	Various (all less than Trigger Level)	110% of Initial Level
INTC	Various (all greater than Trigger Level)	70% of Initial Level
AMZN	Various (all greater than Trigger Level)	125% of Initial Level

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred and the Redemption Amount is determined as follows:

Redemption Amount	=	$1,000 × (1 + Fixed Payment Percentage)
	=	$1,000 × 1.36
	=	$1,360

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Knock-In Level, investors will receive a Redemption Amount of $1,360 per $1,000 principal amount of securities.

Example 5: The securities are not automatically redeemed; A Knock-In Event has occurred because the Final Level of the Lowest Performing Underlying is less than its Knock-In Level.

Underlying	Closing level on each Trigger Observation Date	Final Level
AAPL	Various (all less than Trigger Level)	80% of Initial Level
INTC	Various (all greater than Trigger Level)	40% of Initial Level
AMZN	Various (all greater than Trigger Level)	110% of Initial Level

Because the Final Level of INTC is less than its Knock-In Level, a Knock-In Event has occurred. INTC is also the Lowest Performing Underlying. Therefore, the Redemption Amount will equal the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level of the Lowest Performing Underlying
	=	$1,000/$50
	=	20 shares of the Lowest Performing Underlying
Redemption Amount	=	Physical Delivery Amount
	=	20 shares of the Lowest Performing Underlying

In this example, at maturity an investor would receive a Redemption Amount equal to 20 shares of the Lowest Performing Underlying. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $400, calculated as follows:

Physical Delivery Amount	=	20 shares of the Lowest Performing Underlying
Value of Redemption Amount on the Valuation Date	=	20 shares of the Lowest Performing Underlying × $20
	=	$400

In these circumstances, investors will be exposed to any depreciation in the level of the Lowest Performing Underlying from its Initial Level to the time of delivery.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the securities are not automatically redeemed, you may receive less at maturity than you originally invested in the securities, or you may receive nothing. If a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the value of the Redemption Amount you will receive is likely to be less than $500, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT OR DELIVERY YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment or delivery you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE PROBABILITY THAT THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING WILL BE LESS THAN ITS KNOCK-IN LEVEL WILL DEPEND ON THE VOLATILITY OF SUCH UNDERLYING — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level of such Underlying could be less than its Knock-In Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of any Underlying as of the Trade Date. The volatility of the Underlyings can change significantly over the term of the securities. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC REDEMPTION FEATURE — While the original term of the securities is approximately three years, the securities will be automatically redeemed before maturity if, on any Trigger Observation Date, the closing level of each Underlying on such Trigger Observation Date is equal to or greater than the applicable Trigger Level. If the securities are automatically redeemed, you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date and no further payments will be made on the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs. Additionally, because the Trigger Level is reduced at intervals over the term of the securities, the probability that the securities will be automatically redeemed will increase the longer the securities remain outstanding.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The securities are subject to a potential Automatic Redemption, the likelihood of which will increase over the term of the securities because the Trigger Level is reduced at intervals over the term of the securities. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide the same return as the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlyings. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	LIMITED APPRECIATION POTENTIAL — If a Trigger Event occurs and the securities are automatically redeemed prior to maturity, the appreciation potential of the securities will be limited to the Automatic Redemption Premium applicable to the relevant Trigger Observation Date in “Key Terms” herein, regardless of any appreciation in the Underlyings, which may be significant. If a Trigger Event has not occurred and, at maturity, the Final Level of each Underlying is equal to or greater than its Knock-In Level, the appreciation potential of the securities will be limited to the Fixed Payment Percentage, even if the Final Level of one or more Underlyings increases from its Initial Level by more than the Fixed Payment Percentage. Accordingly, the maximum amount payable with respect to the securities for each $1,000 principal amount of securities is $1,000 multiplied by the sum of one plus the Fixed Payment Percentage. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	THE RETURN ON THE SECURITIES WILL BE AFFECTED BY THE KNOCK-IN LEVEL FOR EACH UNDERLYING AND BY WHETHER A KNOCK-IN EVENT HAS OCCURRED — The return on the securities will be affected by the Knock-In Level for each Underlying and by whether a Knock-In Event has occurred. If the securities are not automatically redeemed and a Knock-In Event has occurred, you will receive less than your principal amount at maturity. If a Knock-In Event has occurred, the Physical Delivery Amount will consist of a number of shares of the Underlying plus an amount in cash corresponding to any fractional share, or at our election, the equivalent amount in cash, as described herein. Under these circumstances, the value of the Physical Delivery Amount is likely to be less than the principal amount of the securities and may be zero.

•	THE VALUE OF THE PHYSICAL DELIVERY AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE — If a Knock-In Event has occurred, you will receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of shares of the Lowest Performing Underlying plus an amount in cash corresponding to any fractional share, subject to our election to pay cash instead. The value of the Physical Delivery Amount on the Valuation Date will be less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Valuation Date and the Maturity Date. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. Therefore, if the Initial Level of the Lowest Performing Underlying is greater than $1,000, the Redemption Amount will be paid in cash, unless the share adjustment factor increases by an amount sufficient to result in the delivery of at least one share.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Knock-In Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the Reference Share Issuers’ businesses tend to be related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Reference Share Issuer and its businesses, you are also taking a risk relating to the relationship between each Reference Share Issuer and Underlying to others.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS — We are not affiliated with the Reference Share Issuers. You should make your own investigation into the Underlyings and the Reference Share Issuers. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuers.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment or delivery on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Underlyings. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the respective industries of the Reference Share Issuers;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS IN THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuer of the Underlyings will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlyings and therefore, the value of the securities.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories and sells a variety of related services. The common stock of Apple Inc. is listed on the Nasdaq Stock Market. Apple Inc.’s SEC file number is 001-36743 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Intel Corporation offers computing, networking, data storage and communications solutions to customers. Intel Corporation also invests in data-driven technology including AI, networks, Internet of Things and autonomous driving. The common stock of Intel Corporation is listed on the Nasdaq Global Select Market. Intel Corporation’s SEC file number is 000-06217 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Amazon.com, Inc. is a retail company with online and physical stores offering a variety of products sold by Amazon.com, Inc. and third parties. Amazon.com, Inc. also manufactures and sells electronic devices, including Kindle e-readers, Fire tablets, Fire TVs and Echo devices and develops and produces media content. The common stock of Amazon.com, Inc. is listed on the Nasdaq Global Select Market. Amazon.com, Inc.’s SEC file number is 000-22513 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing levels of such Underlyings from January 2, 2015 through August 20, 2020. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

The closing level of the common stock of Apple Inc. on August 20, 2020 was $473.10.

The closing level of the common stock of Intel Corporation on August 20, 2020 was $49.17.

The closing level of the common stock of Amazon.com, Inc. on August 20, 2020 was $3,297.37.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat a security as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date. In particular, there is a significant risk that a security could be treated as a debt instrument for U.S. federal income tax purposes rather than as a prepaid financial contract, in which case (i) you would generally be required to recognize income over the term of the security and (ii) any gain recognized with respect to the security would generally be treated as ordinary income and not as capital gain. Except where stated otherwise, the remaining discussion is based on the treatment of a security as a prepaid financial contract.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your tax basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “ United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section

871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $8.50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Credit Suisse